SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2005

Peet's Coffee & Tea, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Washington (State of jurisdiction)	0-32233 (Commission File No.)	91-0863396 (IRS Employer Identification No.)

1400 Park Avenue
Emeryville, California 94608-3520
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (510) 594-2100

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 29, 2005, Peet's Coffee & Tea, Inc. (the "Company") entered into an agreement with Harbor Bay Acquisition LLC (the “Developer”) to purchase property in Alameda, California for the purpose of operating a new roasting facility (the “Agreement”). The Agreement specifies that, upon completion of construction, the Company will acquire approximately 460,000 square feet of land and a 135,000 square foot building with related site improvements as specified (the “Property”). The Developer will manage the construction of the facility, which has been specifically designed for the Company’s needs, and upon successful completion, the Company is obligated to purchase the Property. The preliminary purchase price of the Property is estimated at approximately $17.4 million but may change as the result of a competitive bidding process whereby the general contractor will obtain bids from subcontractors for all major divisions of construction based on the final drawings and specifications prepared by the architect and approved by the Company and the Developer. The Company is obligated to initially deposit into escrow $1.5 million and then, prior to the start of construction, increase the escrow fund to approximately $3.5 million (the “Deposit”). Other than for certain material breaches of the Agreement by the Developer, the Deposit is non-refundable.

The Agreement has termination provisions due to certain delays or cost estimate increases. Under the Agreement the Company will not be obligated to purchase the Property until the Developer has satisfied a variety of conditions, such as obtaining various approvals, substantially completing the improvements and being in material compliance with the Developer’s covenants, representations and warranties under the Agreement.

In addition to the Property purchase price, the Company anticipates that it will incur additional capital expenses for equipment and improvements of approximately $7 million to ready the Property for use. The Property is expected to be delivered to the Company in December 2006 at which time the sale will be finalized. The Company anticipates the plant to be at full production capability by April 2007.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 29, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Peet's Coffee & Tea, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peet's Coffee & Tea, Inc.

Dated: November 29, 2005	By:	/s/ Thomas Cawley
Thomas Cawley
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated November 29, 2005.